UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                         PURSUANT TO SECTION 13 OR 15(D)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Event Requiring Report: December 31, 2002




                                Axia Group, Inc.
                               ------------------
             (Exact Name of Registrant as Specified on its Charter)


              I-9418                                    87-0509512
 -----------------------------------            ------------------------
 (Commission File Number)              (IRS Employer Identification Number)


                                     NEVADA
         (State or Other Jurisdiction of Incorporation or Organization)




                          268 West 400 South, Suite 300
                           Salt Lake City, Utah 84101
                          ----------------------------
                    (Address of Principal Executive Offices)


                                 (801) 575-8073
                                ----------------
              (Registrant's Telephone Number, Including Area Code)








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ITEM 5.  OTHER EVENTS

December 10, 2002, has been set as the record date by Axia Group, Inc. ("Company") for the distribution of 255,100,000 restricted shares of Nexia Holdings, Inc. ("Nexia") common stock to the shareholders of the Company on a pro rata basis. These shares had been acquired by the Company in a Stock Purchase Agreement with Nexia Holdings Inc. whereby the Company effectively reorganized its operations by acquiring a controlling interest in Nexia. This number of shares represents approximately 82% of the issued and outstanding shares of Nexia's common stock. The Company's financial statements and tax returns will no longer include Nexia's information on a consolidated basis as a result of the distribution and spin off of the Company's ownership of Nexia to Axia's shareholders.

The distribution is to be carried out on the basis of each shareholder of the Company's common stock will receive 26 shares of the Nexia restricted common stock for each one (1) share of Axia common stock held on the record date of December 10, 2002. The Company will carry out the distribution to divest Axia of its ownership interest in the Nexia holdings and allow the Company to pursue other potential areas of operation or acquisition.

Richard Surber is a common officer and director of both the Company and Nexia. For a majority of the subsidiaries held by Nexia Mr. Surber is the only officer and director.


The distribution was originally to be distributed or payable on or before Dec 20, 2002. This distribution has been delayed because of the need to print new certificates. As of December 31, 2002, we anticipate a distribution date of January 17, 2003, any change in this date will be disclosed in a press release.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31 , 2002

       Axia Group, Inc.



       By:   /s/ Richard Surber
          -------------------------------------------------------------------
            Richard D. Surber, President and Director





















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